Exhibit 4.18

SECOND AMENDMENT TO THE ELECTRIC POWER PURCHASE AND SALE AGREEMENT — EPPSA-011/2004, CELEBRATED BETWEEN COMPANHIA HIDRO ELÉTRICA DO SÃO FRANCISCO-CHESF AND BRASKEM S.A.-UNIB-BA, DATED AS OF 10/20/2004.

By this instrument, the PARTIES

COMPANHIA HIDRO ELÉTRICA DO SÃO FRANCISCO — CHESF, a public services concessionaire engaged in the supply of electric power, with headquartered in the city of Recife, in the state of Pernambuco, at Rua Delmiro Gouveia, n° 333, Bairro do Bongi, enrolled before the CNPJ of the Ministry of Finance under no 33.541.368/0001-16, and enrolled before the state tax office under no 18.1.001.0005584-6, hereinafter simply referred to as “CHESF” and represented herein pursuant to its Bylaws by its Directors, described and undersigned at the end of the agreement; and

BRASKEM S.A. – UNIB-BA, with headquarters in the city of Camaçari, in the state of Bahia, at Rua Eteno, n° 1561, Camaçari Petrochemical Complex, enrolled before the CNPJ of the Ministry of Finance under no 42.150.391/0001-70, and enrolled before the state tax office under no 01.027.389-NO, hereinafter referred to simply as “CONSUMER”, represented herein pursuant to its Bylaws by its Directors, described and undersigned at the end of the agreement.

WHEREAS

•	pursuant to the Electric Power Purchase and Sale Agreement – EPPSA–011/2004, hereinafter referred to as AGREEMENT celebrated between the PARTIES on October 20, 2004, which sets forth that, each year, the electric power reserve will be updated to be effective as of January of the subsequent year, have decided to celebrate the 2nd Amendment to the AGREEMENT pursuant to the following clauses and conditions:

FIRST CLAUSE – This Amendment (“AMENDMENT”) purports to update the ELECTRIC POWER RESERVE CHART of the Annex I of the First Amendment to the AGREEMENT.

SECOND CLAUSE — The amounts corresponding to the period between January 2006 and December 2010, referred to in the ELECTRIC POWER RESERVE CHART of the Annex I of the First Amendment to the AGREEMENT are replaced herein by the amounts referred to in the ELECTRIC POWER RESERVE CHART of the Annex I of this Amendment.

THIRD CLAUSE — All the remaining conditions set forth in the AGREEMENT as well as its Amendment remain unchanged and fully valid as regards everything that do not conflict, explicitly or implicitly, with this document.

And, in witness whereof, the PARTIES have celebrated this AMENDMENT in two (2) counterparts, each considered to be an original, in the presence of the undersigned witnesses.

Recife, December 30, 2005.

Companhia Hidro Elétrica do São Francisco – CHESF

/s/ Dilton da Conti Oliveira
Dilton da Conti Oliveira Director-President CPF: 018.205.404-72

/s/ Mozart Bandeira Arnaud
Mozart Bandeira Arnaud Operations Director CPF: 137.474.444-15

Consumer: Braskem S.A. – UNIB-BA

/s/ Bernardo Afonso de Almeida Gradin
Bernardo Afonso de Almeida Gradin Director CPF: 316.183.245-00

/s/ Ricardo de Maya Gomes Simões
Ricardo de Maya Gomes Simões Power Manager/Attorney in Fact CPF: 382.605.654-04

Witnesses:

Name:

CPF:

/s/ Ana Carla Gomes Petti Queiroga
Name: Ana Carla Gomes Petti Queiroga CPF: 071.040.877-37

ELECTRIC POWER RESERVE CHART – ANNEX I

Annex to the Second Amendment of the Electric Power Purchase and Sale Agreement, EPPSA-011/2004, celebrated between CHESF and BRASKEM – UNIB-BA, on 10/20/2004.

period of supply		period of the year	ELECTRIC POWER RESERVE (AMOUNTS IN kW)
item	month/year		peak	off Peak
1	Jan to Apr/2006	Wet	69,000	125,000
2	May to Nov/2006	Dry	69,000	125,000
3	Dec/2006	Wet	69,000	125,000
4	Jan to Apr/2007	Wet	85,000	150,000
5	May to Nov/2007	Dry	85,000	150,000
6	Dec/2007	Wet	85,000	150,000
7	Jan to Apr/2008	Wet	85,000	150,000
8	May to Nov/2008	Dry	85,000	150,000
9	Dec/2008	Wet	85,000	150,000
10	Jan to Apr/2009	Wet	85,000	150,000
11	May to Nov/2009	Dry	85,000	150,000
12	Dec/2009	Wet	85,000	150,000
13	Jan to Apr/2010	Wet	85,000	150,000
14	May to Nov/2010	Dry	85,000	150,000
15	Dec/2010	Wet	85,000	150,000

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